Exhibit 99.3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 13, 2012 by and between RECRUIT CO., LTD., a Japanese corporation (the “Buyer”), and Hiroyuki Honda (“Seller”).

Background

WHEREAS, Seller owns 60,000 common shares represented by 30,000 American Depositary Shares of 51job, Inc., a Cayman Islands company (the “Company”), par value $0.0001 per share (the “Shares”);

WHEREAS, Buyer desires to purchase all of the Shares from Seller, and Seller desires to sell all of the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, do agree as follows:

Terms and Conditions

Purchase of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells the Shares to Buyer, and Buyer hereby purchases the Shares from Seller, for the aggregate amount of JPY135,413,904 (the “Purchase Price”). The payment of the Purchase Price and the delivery of the shares and all other documents and instruments necessary to vest in Buyer all of Seller’s right, title and interest in and to the Shares, free and clear of all liens, security interests, pledges, claims, encumbrances, subscriptions, options, warrants, calls, proxies, commitments and agreements of any kind, shall take place in the manner and on a day mutually agreed by the parties hereto.

Representations and Warranties of the Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization and Existence. Buyer is a corporation duly organized and validly existing under the laws of Japan.

(b) Authorization. This Agreement has been duly authorized by all necessary action on the part of Buyer. Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof.

(c) Securities Laws. The Shares sold to Buyer pursuant to this Agreement are being acquired for investment purposes and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws. Buyer understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the U.S. federal securities laws only in certain limited circumstances. Buyer shall not offer to sell, sell or otherwise dispose of the Shares acquired by it hereunder in violation of any of the registration requirements under the U.S. federal securities laws.

Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Execution and Delivery. Seller has the full power and capacity to execute and deliver this Agreement. Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller in accordance with its terms.

(b) Ownership. Seller is the legal and beneficial owner of the Shares, free and clear of any claims, encumbrances or restrictions on transfer. There are no existing contracts, subscriptions, options, warrants, calls, agreements, understandings, commitments or rights of any kind, nature and description to purchase or otherwise acquire from Seller at any time, or upon the happening of any stated event, any of the Shares. There are no contracts, agreements or other understandings among any parties which affect or relate to the voting or giving of written consents with respect to any Shares. Seller has not granted any interests, liens, pledges, claims or encumbrances of any kind, nature and description to any third party in or to the Shares.

Amendment; Assignment; Binding Effect. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the each of the parties hereto. No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that Buyer may assign this Agreement or any or all of its rights hereunder to any affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and all their respective permitted, heirs, legal representatives, successors and assigns.

Notices. All notices made in connection this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, e-mail or express courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date sent by express courier or by facsimile to, the address or facsimile number set forth on the signature page hereto, unless such address or facsimile number is changed by notice to the other party hereto.

Entire Agreement; Severability. This Agreement sets forth the entire understanding between the parties hereto and supersedes all prior oral or written agreements between the parties hereto with respect to the subject matter hereof. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court of Japan shall have the exclusive jurisdiction in the first instance over any dispute regarding this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature Pages Follow]

[SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

SELLER

By:	/s/ Hiroyuki Honda
Name:	Hiroyuki Honda
Address:	Bay City Urayasu C-301, 1-4 Hinode,
Urayasu-shi, Chiba, 279-0013, Japan

Fax:	+81-3-6834-7240

BUYER

RECRUIT, CO. LTD.

By:	/s/ Hitoshi Motohara
Name:	Hitoshi Motohara
Title	Senior Managing Executive Officer

Address:	Gran Tokyo South Tower
1-9-2 Marunouchi Chiyoda-ku Tokyo 100 6640 Japan
Fax:	+81-3-6834-8835